Exhibit (d)(3)

SECOND AMENDED AND RESTATED

EXHIBIT A – PORTFOLIOS AND MANAGEMENT FEES

Dated: April 1, 2021

Pursuant to Section 7(a) of the Management Agreement, the Trust shall pay to NTI a fee at the annual rate calculated as a percentage of each Portfolio’s assets as set forth below:

PORTFOLIO	FEE RATE (%)
Treasury	0.13%
Treasury Instruments Portfolio	0.18%

NORTHERN INSTITUTIONAL FUNDS		NORTHERN TRUST INVESTMENTS, INC.

By:	/s/ Randal E. Rein	By:	/s/ Peter K. Ewing

Name:	Randal E. Rein	Name:	Peter K. Ewing

Title:	Treasurer	Title:	Senior Vice President